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Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 20, 2003, in the Registration Statement and related Prospectus of GenCorp Inc. for the registration of $150,000,000 of its 9 1/2% Senior Subordinated Notes due 2013.

        We also consent to the incorporation by reference therein of our report dated January 20, 2003, with respect to the financial statements of GenCorp Inc. included in its Annual Report (Form 10-K) for the year ended November 30, 2002, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Sacramento, California
January 2, 2004

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  Exhibit 23.1